UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Ferro Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FERRO CORPORATION
100O LAKESIDE AVENUE
CLEVELAND, OHIO 44114-1147 USA
TELEPHONE: (216) 641-8580
FACSIMILE: (216) 875-7266
WEBSITE: www.ferro.com
March 16, 2007
Dear Shareholder:
     I cordially invite you to attend the 2007 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 27, 2007. The meeting will be held at the Intercontinental Hotel and Conference Center located at 9801 Carnegie Avenue in Cleveland, Ohio, and will begin at 10:00 a.m. (Cleveland time). (Complimentary valet parking will be provided.)
     At the 2007 Annual Meeting, shareholders will vote on the election of three Directors. The following Proxy Statement contains information about the Directors standing for election, the Directors who will continue in office after the Annual Meeting, a description of our corporate governance practices and other relevant information about our Company and the Annual Meeting.
     Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.
     I look forward to seeing you at the Annual Meeting.
Very truly yours,
James F. Kirsch
Chairman, President and
Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?
     The Board of Directors of Ferro is soliciting your proxy in connection with our Annual Meeting of Shareholders.
Where and when will the meeting be held?
     This year’s meeting will be held on Friday, April 27, 2007, at the Intercontinental Hotel and Conference Center, located at 9801 Carnegie Avenue in Cleveland, Ohio. The meeting will begin at 10:00 a.m. (Cleveland time). Complimentary valet parking will be provided.
What will be voted on at the meeting?
     At the meeting, shareholders will vote on the election of three Directors for terms ending in 2010.
What if I wish to attend the meeting?
     If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist us with meeting preparations and enable us to expedite your admission to the meeting.
Who is entitled to vote at the meeting?
     The record date for this meeting is March 2, 2007. On that date, we had 43,319,878 Common Shares (which have a par value of $1.00 per share) and 357,133 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Shares and Series A ESOP Convertible Preferred Stock will vote together as a single class.)
How do I vote?
     You may cast your votes in person at the meeting or by any one of the following ways:
     By Telephone: You may call the toll-free number (1–888-693-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.
     Over the Internet: You may visit the website (www.cesvote.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.
     By Mail: You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.
What if I change my mind before the meeting?
     If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

PROXY STATEMENT
     This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation in connection with the Annual Meeting of Shareholders to be held on Friday, April 27, 2007, 10:00 a.m. (Cleveland time).
ELECTION OF DIRECTORS
     At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2010. Our Board has ten Directors divided into three classes with each class having a minimum of three directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about our Directors (both the nominees for re-election and the Directors whose terms will not expire at this meeting).
Nominees for Election at this Annual Meeting
     The current terms of office of Michael H. Bulkin, Michael F. Mee, and Perry W. Premdas will expire on the day of this Annual Meeting (as soon as they or their successors are elected). (Alberto Weisser, whose term of office expires at this Annual Meeting, has advised the Board that he will not stand for re-election.) The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information * about these three Directors:

MICHAEL H. BULKIN

Age:	68
First Became a Ferro Director:	1998
Current Term Expires:	This Annual Meeting
Common Shares Owned:	32,199 Shares
Common Shares Under Option:	30,000 Shares
Committee Assignments:	Compensation Committee (Chair)

Biographical Information:
Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.
Mr. Bulkin also serves as a director of Bunge Limited (a global food and agribusiness company operating in the farm-to-consumer food chain).

*	For each of the Directors, the number of shares reported as “Common Shares Owned” are as of March 2, 2007, and include shares that the Director owns beneficially, but not of record, deferred shares and deferred stock units that are converted to common shares after a one-year vesting period. (An individual is deemed to be the beneficial owner of shares over which he or she exercises or shares voting power or investment power.) The number of shares reported as “Common Shares Under Option” includes shares that may be acquired by the Director as of May 1, 2007, pursuant to exercisable stock options.

MICHAEL F. MEE

Age:	64
First Became a Ferro Director:	2001
Current Term Expires:	This Annual Meeting
Common Shares Owned:	18,922 Shares
Common Shares Under Option:	22,500 Shares
Committee Assignments:	Compensation Committee
Finance Committee (Chair)

Biographical Information:
At the time of his retirement in March 2001, Mr. Mee served as Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company.
Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer and later assumed additional responsibility for Corporate Development and Global Business Services. In 1999, he was made Executive Vice President and became a member of the Office of the Chairman in 2000.
Before joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990, Mr. Mee had positions of increasing responsibility with Norton Company, Monsanto Company and Chrysler Corporation. Mr. Mee also serves as a director of Lincoln National Corporation (an insurance and financial services company).

PERRY W. PREMDAS

Age:	54
First Became a Ferro Director:	2007
Current Term Expires:	This Annual Meeting
Common Shares Owned:	4,800 Shares
Common Shares Under Option:	None
Committee Assignments:	Audit Committee Finance Committee

Biographical Information:
Mr. Premdas joined Ferro’s Board on February 23, 2007. From 1999 to 2004, Mr. Premdas served as the Chief Financial Officer and a member of the Board of Management of Celanese AG, a worldwide leader in chemical products, acetate fiber, technical polymers and performance products headquartered in Germany. From 1976 to 1998, Mr. Premdas held management and financial positions of increasing responsibility with Celanese Corporation and Hoechst AG, including chief financial officer roles at Hoechst Celanese Corporation and Centeon LLC.
Mr. Premdas is also a director of Compass Minerals International, Inc. (a salt and specialty fertilizer company).

     Mr. Alberto Weisser, whose term of office ends with this Annual Meeting, has advised the Board that he does not intend to stand for re-election. As a consequence, the Board intends to reduce the number of Directors from ten to nine when Mr. Weisser’s term expires. (Mr. Weisser’s biography is on page 7 below.)
     Messrs. Bulkin, Mee and Premdas have agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board or there will be a vacancy available to be filled by the Board.
Vote Required
     The three nominees who receive the greatest number of votes cast for the election of Directors at the 2007 Annual Meeting by the shares present, in person or by proxy, and entitled to vote, will be elected Directors.
Board Recommendation
     The Board recommends that you vote FOR the election of Messrs. Bulkin, Mee and Premdas. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
     If the election of Directors is by cumulative voting (see page 36 below), however, the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment.

Directors Continuing in Office
     The following are the Directors who will continue in office after the Annual Meeting:

SANDRA AUSTIN CRAYTON

Age:	59
First Became a Ferro Director:	1994
Current Term Expires:	2008
Common Shares Owned:	16,412 Shares
Common Shares Under Option:	30,000 Shares
Committee Assignments:	Finance Committee
Governance & Nomination Committee

Biographical Information:
Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company.
Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position on June 1, 2001, when the company was sold.
Ms. Crayton also serves as a director of NCCI Holdings, Inc. (a workers’ compensation database management firm).

JENNIE S. HWANG, Ph.D.

Age:	59
First Became a Ferro Director:	2001
Current Term Expires:	2009
Common Shares Owned:	15,551 Shares
Common Shares Under Option:	20,000 Shares
Committee Assignments:	Audit Committee
Governance & Nomination Committee

Biographical Information:
Dr. Hwang has over 25 years of experience in the chemical coating, materials and electronics industries through her management and/or ownership of businesses. Since 1994, she has served as the President of H-Technologies Group, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation, a manufacturing company she founded, which was later acquired. Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp., and The Sherwin-Williams Company.
Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of more than 300 publications and several internationally used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and is a board member of Second Bancorp, Inc. (a bank holding company), Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University.

JAMES F. KIRSCH

Age:	49
First Became a Ferro Director:	2005
Current Term Expires:	2009
Common Shares Owned:	158,500 Shares
Common Shares Under Option:	97,500 Shares

Biographical Information:
Mr. Kirsch was elected Chairman of Ferro’s Board of Directors on December 14, 2006. He was appointed Chief Executive Officer and a Director following the unexpected death of Hector R. Ortino, the Company’s Chairman and Chief Executive Officer, in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.
Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.
Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

WILLIAM B. LAWRENCE

Age:	62
First Became a Ferro Director:	1999
Current Term Expires:	2008
Common Shares Owned:	14,477 Shares
Common Shares Under Option:	25,000 Shares
Committee Assignments:	Audit Committee
Compensation Committee
Governance & Nomination
Committee (Chair)

Biographical Information:
Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.
Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.
Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).

WILLIAM J. SHARP

Age:	65
First Became a Ferro Director:	1998
Current Term Expires:	2009
Common Shares Owned:	24,749 Shares
Common Shares Under Option:	30,000 Shares
Committee Assignments:	Audit Committee (Chair)
Compensation Committee
Finance Committee

Biographical Information:
Mr. Sharp serves as a consultant to various private equity groups.
In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.
Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996. Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier) and a director of 2020 ChinaCap Acquirco, Inc. (a special purpose acquisition company).

DENNIS W. SULLIVAN

Age:	68
First Became a Ferro Director:	1992
Current Term Expires:	2008
Common Shares Owned:	35,378 Shares
Common Shares Under Option:	30,000 Shares
Committee Assignments:	Audit Committee
Governance & Nomination Committee

Biographical Information:
Mr. Sullivan retired as Executive Vice President of Parker Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, on December 31, 2003. Mr. Sullivan began his career with Parker in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker in 1981.

ALBERTO WEISSER

Age:	51
First Became a Ferro Director:	2000
Current Term Expires:	This Annual Meeting
Common Shares Owned:	18,945 Shares
Common Shares Under Option:	22,500 Shares
Committee Assignments:	Audit Committee

Biographical Information:
Mr. Weisser is Chairman and Chief Executive Officer of Bunge Limited, a global food and agribusiness company operating in the farm-to-consumer food chain.
Mr. Weisser joined Bunge as Chief Financial Officer in July 1993. In 1999, he was appointed Chief Executive Officer and then Chairman later that year. He has served as a member of the Bunge Board of Directors since May 1997. Before joining Bunge, Mr. Weisser served in various finance-related positions for the BASF Group for 15 years in Germany, the United States, Mexico and Brazil.
Mr. Weisser is also a member of Rabobank’s North American Agribusiness Advisory Board and serves on the Board of Directors of International Paper Company.
As noted on page 3 above, Mr. Weisser has advised the Board that he does not intend to stand for re-election. As a consequence, the Board intends to reduce the number of Directors from ten to nine when Mr. Weisser’s term expires.

Board Meetings and Attendance
     During 2006, the Board of Directors met nine times. During 2006, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served, except for Mr. Weisser who attended 19 of the 30 meetings of the Board and Audit and Finance Committees. Although we do not have a formal policy with respect to Director attendance at the Annual Meeting of Shareholders, the Directors are encouraged to attend. All of our Directors attended the 2006 Annual Meeting held in November 2006, except one Director who was unable to attend due to a prior commitment.
Director Compensation
     In 2006, Directors (other than Mr. Kirsch who is an employee of the Company) were paid an annual retainer of $30,000 and an attendance fee of $1,500 per day for meetings of the Board and $1,000 for committee meetings. In addition, in 2006, the Company granted each Director (other than Mr. Kirsch) an option to purchase 7,000 Common Shares under the 2003 Long-Term Incentive Plan. From January 1 through November 3, 2006, the Chairs of the Audit Committee and the Governance, Nomination & Compensation Committee were paid an additional quarterly fee of $5,000 ($20,000 per annum) each and the Chairs of the Finance and Technology Strategy Committees were paid an additional quarterly fee of $1,000 ($4,000 per annum) each. From November 3 to December 31, 2006, the Chairs of the Compensation, Finance, and Governance & Nomination Committees were paid an additional quarterly fee of $2,500 ($10,000) each. (The quarterly fee of the Audit Committee Chair remained unchanged.) Director fees and other compensation for 2006 may be summarized as follows:
Directors’ Compensation Table

	Fees			Stock Options(2)
	Paid In			Number of		Total
Name	Cash	Deferred(1)	Total Fees	Shares	Value(3)	Compensation
	$	$	$	Shares	$	$

Michael H. Bulkin	0	68,397	68,397	7,000	42,000	110,397
Sandra Austin Crayton	59,000	0	59,000	7,000	42,000	101,000
Jennie S. Hwang	65,000	0	65,000	7,000	42,000	107,000
James F. Kirsch (4)	0	0	0	0	0	0
William B. Lawrence	89,397	0	89,397	7,000	42,000	131,397
Michael F. Mee	0	60,962	60,962	7,000	42,000	102,962
Perry W. Premdas (5)	0	0	0	0	0	0
William J. Sharp	74,707	0	74,707	7,000	42,000	116,707
Dennis W. Sullivan	0	65,000	65,000	7,000	42,000	107,000
Alberto Weisser	0	53,000	53,000	7,000	42,000	95,000

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The stock options awarded non-employee Directors have a term of ten years. Those options vest evenly over the first four anniversaries of the grant date and have an exercise price equal to the closing market price at the date of grant. (The date of grant each year is the pre-determined date of the former Governance, Nomination & Compensation Committee meeting in February of that year.) As noted in the text, beginning in 2007 non-employee Directors will no longer receive stock options.

(3)	The amounts in this column reflect full grant date fair value of the award using Black-Scholes methodology.

(4)	Mr. Kirsch is not paid any fees for his service as a Director because he is an employee of the Company.

(5)	Mr. Premdas was elected to the Board on February 23, 2007, and did not serve as a Director during 2006.
     Effective January 1, 2007, Directors (other than Directors who are employees of the Company) will receive a quarterly retainer of $16,250 ($65,000 per annum) and 3,800 deferred stock units each year. The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period (unless deferred by the Director). The non-employee Directors will no longer receive a fee for attending meetings unless the total number of meetings a Director attends in a given year exceeds 24, in which case the Director would be paid $1,500 for each meeting in excess of 24. In addition, the Chair of the Audit Committee will continue to be paid a quarterly retainer of $5,000

($20,000 per annum) and the Chairs of the Compensation, Finance, and Governance & Nomination Committees will continue to be paid a quarterly retainer of $2,500 ($10,000 per annum) each. Beginning in 2007, non-employee Directors will no longer receive stock options.
     Directors may defer their fees and common stock issuable upon settlement of the deferred stock units into a Ferro Common Stock account. Amounts so deferred are invested in Ferro Common Stock and dividends on those shares are reinvested in additional Ferro Common Stock. Ferro distributes the shares credited to a Director’s deferred account after he or she ceases to be a Director.

CORPORATE GOVERNANCE
     Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition, and committee structure, is able to provide informed, competent and independent oversight of the Company. Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Company’s governance may be found at our website: www.ferro.com.
Corporate Governance Principles
     The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on our website (www.ferro.com), are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.
Director Independence
     The Board has also adopted formal Guidelines for Determining Director Independence, which is also available on our website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than Mr. Kirsch, qualify as “independent” under such standards.
Board Committees
     From January 1 to November 2, 2006, the Board of Directors had four committees, i.e., an Audit Committee, a Finance Committee, a Governance, Nominating & Compensation Committee, and a Technology Strategy Committee. Effective November 3, 2006, the Board of Directors divided the Governance, Nomination & Compensation Committee into two separate committees, the Governance & Nomination Committee and the Compensation Committee, and disbanded its Technology Strategy Committee so that critical strategic technology discussions could be elevated to the Board level.
     The four committees that operated through November 2, 2006 and the two new committees that were created effective November 3, 2006 are described below.
Board Committees Through November 2, 2006
     The four committees of the Board of Directors from January 1 through November 2, 2006, were as follows:
o  Audit Committee
     The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, Ferro’s compliance with legal and regulatory requirements relating to its financial reports (including the annual Audit Committee report as required by the Securities Exchange Act of 1934), Ferro’s external independent auditors’ qualifications, independence, and performance, the performance of Ferro’s internal audit and risk management functions, compliance with Ferro’s legal and ethical policies and Ferro’s accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements, or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the independent auditors. The Committee’s charter may be found on our website (www.ferro.com).
     The members of the Audit Committee in 2006 were Dr. Hwang and Messrs. Lawrence, Sharp, Sullivan and Weisser. Mr. Premdas joined the Committee upon his election as a Director on February 23, 2007. Mr. Lawrence served as the Chair until he was succeeded by Mr. Sharp on November 3, 2006. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange listing standards. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s rules under that statute. In 2006, however, the Board designated Alberto Weisser as the Audit Committee’s named financial expert. The Board expects to name Mr. Premdas as the Audit Committee’s financial expert when Mr. Weisser steps down as a Director at this Annual Meeting. (Mr. Weisser’s biography is on page 7 above and Mr. Premdas’ biography is on page 2 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange listing standards to serve on the Audit Committee.
     The Audit Committee met 16 times in 2006. The Audit Committee’s report is on page 33 below.
o   Finance Committee
     The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. This Committee’s charter may also be found on our website (www.ferro.com).
     The Finance Committee met seven times in 2006. Ms. Crayton and Messrs. Mee, Sharp and Weisser were the members of the Finance Committee in 2006, with Mr. Mee serving as the Chair. Mr. Premdas joined the Committee upon his election as a Director on February 23, 2007. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
o   Governance, Nomination & Compensation Committee
     The Governance, Nomination & Compensation Committee was responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors, recommending to the Board the composition of committees and the chairs of each, recommending policies for compensation of Directors, and setting the compensation of executive officers, including Ferro’s Chief Executive Officer. The Committee’s charter may be found on our website (www.ferro.com).
     In its role as the nominating body for the Board, the policies of and functions performed by the Committee until November 3, 2006, are described below under “Governance & Nomination Committee.”
     Messrs. Bulkin, Lawrence, Mee and Sharp were the members of the Governance, Nomination & Compensation Committee, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
     The Governance, Nomination & Compensation Committee met six times in 2006.
o   Technology Strategy Committee
     Until November 3, 2006, the Technology Strategy Committee was responsible for considering new business initiatives presented by management in the electronics, pharmaceuticals and other high technology sectors and for evaluating and recommending strategies for developing and adding to the technologies involved in those initiatives. The matters are now considered by the full Board of Directors.
     Ms. Crayton, Dr. Hwang, Mr. Bulkin, and Mr. Sullivan were members of the Technology Strategy Committee, with Ms. Crayton serving as the Chair. All members of this Committee met the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence. This Committee met once in 2006.

     New Board Committees Effective November 3, 2006
     The two new committees formed from the splitting of the Governance, Nomination & Compensation Committee, effective November 3, 2006, are the Compensation Committee and the Governance & Nomination Committee.
o   Compensation Committee
     The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. (See page 14 of the Company’s 2006 Annual Report on Form 10-K.) The Committee also oversees the various compensation and benefit plans and policies of the Company generally. The Committee’s charter may be found on our website (www.ferro.com).
     The Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide support to the Committee and management. Towers Perrin assists with the design of pay plans and reviewing the effectiveness and competitiveness of the Company’s compensation programs. Towers Perrin also provides the Committee and management with market data on the compensation programs of peer companies. The Chief Executive Officer and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the Chief Executive Officer) based on the competitive market data, internal pay equity, responsibilities and performance. The Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Committee delegates to the Chief Executive Officer and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 14 below.
     Messrs. Bulkin, Lawrence, Mee, and Sharp are the members of the Compensation Committee, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
     The newly-formed Compensation Committee met once in 2006. The Compensation Committee’s report is on page 19 below.
o   Governance & Nomination Committee
     The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors and recommending to the Board the composition and chairs of each committee. The Committee’s charter may be found on our website (www.ferro.com).
     In its role as the nominating body for the Board, the Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, the Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Committee may also consider such other factors as it deems appropriate in the best interests of Ferro and its shareholders.
     The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. The Committee may also retain a third party search firm to assist in the identification of Director candidates. Mr. Premdas was recommended to the Committee by a non-management Director as part of a search conducted by an executive search firm.
     The Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.
     Ms. Crayton, Dr. Hwang, and Messrs. Lawrence and Sullivan are the members of the Governance & Nomination Committee, with Mr. Lawrence serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.
     The newly-formed Governance & Nomination Committee met three times in 2006.
Other Corporate Governance Measures
     Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions at least once each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. (Mr. Bulkin, the Chair of the Compensation Committee, currently serves as the lead Director.) Neither the Chief Executive Officer nor any other member of management attends these meetings. Following each executive session, the non-management Directors invite the Chief Executive Officer to join their meeting and share with him, at their discretion, any observations, comments or concerns they may have.
     The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee (formerly the Governance, Nomination & Compensation Committee), meet periodically with members of senior management.
     Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com) and the full text of the policies is available in print, free of charge, by writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. Under the Audit Committee’s charter, the Committee is charged with the responsibility to assure that all exceptions to and waivers of the Company’s ethical and internal control policies are properly disclosed, documented and approved by the Committee and that no employee is disciplined, punished or otherwise disadvantaged as a consequence of reporting in good faith violations of the Company’s policies. Exceptions, waivers and amendments of those policies may be made, if at all, only by the Committee and, in the event any such exceptions, waivers or amendments are granted, a description of the change or event will be posted on Ferro’s website within four business days. Finally, further to assure compliance, Ferro maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations.
     Any shareholder or other interested party who wishes to communicate directly and confidentially with the lead Director or the independent Directors as a group may contact the independent Directors at the following website: www.ferrodirectors.com. The independent Directors will handle such communications confidentially.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS
     Set forth below is a description of the process by which the Company, through its Compensation Committee, sets the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2006. (The Senior Management Committee is comprised of the Company’s executive officers. See page 14 of the Company’s 2006 Annual Report on Form 10-K.)
Our Compensation Philosophy and Objectives
     The primary objectives of the Company’s executive compensation program are:
o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the corporation and the improvement in shareholder value,

o	To design elements of the compensation program to reward the achievement of specific annual and long-term financial goals, and which align the interests of executives with those of shareholders,

o	To target executive compensation levels for base salary, annual incentives, and long-term incentive compensation at the 50th percentile of the competitive market, with a strong “pay-for-performance” relationship,* and

o	To ensure that the actual compensation paid to our executive team is aligned and correlated with financial performance results and changes in shareholder value.
Compensation Committee Oversight
     The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence with the Company’s compensation philosophy for the Chief Executive Officer and the other members of the Senior Management Committee. The Compensation Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and the Chairs and members of Board Committees, and oversees compensation and benefit plans and policies of the Company generally.
     In carrying out its oversight responsibilities, the Compensation Committee is supported by external executive compensation consultants and management. The nature of this support is summarized below:
     Role of External Compensation Consultants. The Compensation Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of existing plans, and the competitiveness of base salary, annual incentive levels, and long-term incentive awards with the competitive market.
     In fulfilling this role, Towers Perrin provides the Committee with competitive market data from a variety of sources. This market data includes information from the proxies of Ferro’s 14 peer companies, from 17 specialty chemical companies in the S&P index, and from 730 Mid Cap companies with revenues roughly comparable to Ferro’s (currently, $1.1 billion to $3.3 billion). The Ferro peer companies that Towers Perrin analyzed for 2006 included the following:

*	Maximum performance results will be rewarded in some instances with payout levels that are well above the 50th percentile of the competitive market.

A. Schulman, Inc.	The Lubrizol Corporation
Albemarle Corporation	Minerals Technologies Inc.
Cabot Corporation	Olin Corporation
Chemtura Corporation	PolyOne Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
H.B. Fuller Company	Valhi, Inc.
Hercules Incorporated	W. R. Grace & Co.
     Towers Perrin also provides market data to the Chief Executive Officer and Vice President, Human Resources with respect to each of the Senior Management Committee positions. This information is considered by the Chief Executive Officer along with internal equity, scope of responsibilities, and performance, in making pay recommendations to the Committee for the Senior Management Committee. The Compensation Committee approves all pay decisions related to Senior Management Committee members.
     Role of Management. Management of the Company supports the Compensation Committee in its assessment of executive compensation, implements decisions made by the Committee, and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The Company’s Vice President, Human Resources and Director Compensation provide Towers Perrin with information concerning executives’ responsibilities, compensation, benefits, executive allowances, and Company financial data and business goals as necessary for them to complete their work for the Committee. The Chief Executive Officer and Vice President, Human Resources participate in an advisory capacity in the Compensation Committee’s annual compensation revenue in February each year and provide the Committee with data and analyses as requested by the Committee. The Committee makes its decisions with respect to the Chief Executive Officer in executive session.
Our Current Compensation Program
     Our current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits, supplemental contributions to the Company’s defined contribution program, and an executive allowance. We also make available to our executives the opportunity to participate in a deferred compensation plan. Finally, the Company provides its executives with protection against fundamental changes in the Company’s ownership and control through change-in-control agreements. The elements of our compensation program are discussed below.
     Base Salary. An executive’s base salary is cash compensation that is based on internal equity and external competitive market data comparison. This portion of compensation is not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted if warranted to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the market, but considers other factors, including individual performance and experience, internal equity, scope and influence of the position, in setting an individual’s base salary and overall compensation level.
     Annual Incentives. The Company’s Annual Incentive Plan (the “AIP”) provides an executive an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. Target incentive opportunities, performance metrics and performance goals are established by the Compensation Committee and communicated to participants at the beginning of each year. These AIP goals are directly linked to the financial goals in the operating plan approved by the Board of Directors. AIP payments may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year.
     Long-Term Incentives. In November 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP replaces the earlier 2003 Long-Term Incentive Compensation Plan (the “2003 LTIP”). (The 2003 LTIP and the 2006 LTIP are referred to as the “LTIP” below.) The terms of the two plans are substantially the same. Grants in 2006 were made under the 2003 LTIP and future grants will be made under the 2006 LTIP.

     The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high quality key employees and Directors and aligning their interests with those of our shareholders. The Plan is administered by the Compensation Committee. The Committee selects the employees and Directors who will participate in the program, approves the types and number of awards to be made to each participant, and approves the terms, conditions and limitations applicable to each award. The Compensation Committee delegates authority to the Chief Executive Officer within pre-established limitations to make awards to newly-hired employees who are not executive officers during the course of the year.
     The LTIP allows the Company to award six different types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares, performance shares, other common stock based awards (such as phantom common stock units and deferred common stock or units), and dividend equivalent rights. In 2006, the Compensation Committee authorized two types of LTIP awards – stock options and performance shares. The basic terms of those awards are described below:
o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro common stock on the date the options are granted. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. The Compensation Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the Plan.
o	Performance Shares. At the time of award, the Company establishes a nominal or target number of shares for each participant. At the end of the performance period (currently, three years), a determination is made whether and to what extent the pre-established performance targets have been achieved. If target levels of performance are not achieved, a participant’s actual payout will be less than the nominal values of the awards. Threshold performance levels must be achieved to receive any payout. Payments at the end of the period are made one-half in shares and one-half in cash based on the average closing price for the Company’s Common Stock during the first ten calendar days of the last month of the performance period. The Compensation Committee determines which employees receive performance shares and the number of performance shares granted to employees in accordance with the terms of the Plan.
     The Compensation Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The value of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the New York Stock Exchange on the date the Compensation Committee approves the grants. From time to time during the year, the Compensation Committee may award shares to a new hire or, under unusual circumstances, to a current employee. In such case, the value of the grant is based on the closing price of the Ferro Common Stock on the NYSE on the date the award is granted, which in the case of new hires is the first date he or she is employed. The Compensation Committee delegates to the Chief Executive Officer the authority to grant stock options and performance shares within a pre-determined allocation to new hires (other than executive officers) during the course of the year.
     Retirement Benefits. In previous years, the Company offered its employees a defined benefit plan that provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, we “froze” our principal defined benefit plan (including the companion non-qualified supplemental defined benefit plan for executives) for purposes of future accruals. These plans had previously been frozen as to new entrants since July 1, 2003.* Consequently, going forward the primary retirement benefit that will be provided to executive officers will be in the form of a defined contribution plan (including a companion non-qualified supplemental defined contribution plan for executive officers).
     Executive Allowance and Other Benefits. During 2006, the Company adopted an annual executive allowance for the Chief Executive Officer and other Senior Management Committee members

*	Of the executive officers listed in the Summary Compensation Table on page 20 below, only Mr. Bays and Mr. Gannon were eligible to participate in the defined benefit plans. Mr. Gannon’s employment with the Company terminated on January 2, 2007, before he vested in a benefit under the defined benefit plans.

in lieu of providing benefits such as personal use of the Company aircraft, financial planning, tax preparation, and club memberships. The executive allowance is paid in cash in April of each year. The amount of the allowance is set by the Compensation Committee and targeted at providing sufficient funds to pay for the discontinued executive benefits. For 2006, this amount was $35,000 for the Chief Executive Officer and $7,500 for other Senior Management Committee members. Finally, our executives are entitled to four weeks of vacation per year.
     Non-Qualified Plans. During 2006, Senior Management Committee members were eligible to participate in the Executive Employee Deferred Compensation Plan and the Supplemental Executive Defined Contribution Plan. Under the Executive Employee Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. The Supplemental Executive Defined Contribution Plan provides participants with contributions that would have been made to their 401(k) and basic pension accounts under the Ferro Corporation Savings and Stock Ownership Plan, were it not for the IRS limits.
     Change-in-Control Agreements. For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. For a discussion of payments to executive officers as a result of a change in control, see discussion under Termination and Change in Control Payments on page 27 below.
Executive Compensation Process in 2006
     In early 2006, the Compensation Committee concluded a comprehensive review of the Company’s compensation programs and target market pay positions with advice from its independent compensation consultant and recommendations from the newly-appointed Chief Executive Officer. As a result of this review, changes were made to the long-term incentive target grant philosophy, moving from a prior target grant opportunity set at the 75th percentile of the competitive market for commensurate performance to a target opportunity set at the 50th percentile of the competitive market. In addition, the mix of long-term incentive compensation was modified from 70% stock options and 30% performance shares to 50% stock options and 50% performance shares. Goals for the performance share grants awarded in connection with the 2006-2008 performance period were modified to use corporate level metrics of cumulative earnings per share and revenues over the performance period for all participants, simplifying the plan and increasing the linkage between corporate performance and payouts.
     In addition, the Compensation Committee modified the annual incentive plans to focus the efforts of the management team on the achievement of the most critical financial results for the year, and to increase the linkage of payouts to achievement of the budgeted financial results. The prior Corporate Incentive Plan (CIP) and Management Incentive Plan (MIP) were replaced by the new AIP (described on page 15 above). Goals for the 2006 AIP were corporate operating income and business unit operating profit. Threshold performance, the level required for any payout to be achieved, was increased to 90% of the budgeted performance levels. The maximum payout would be earned at performance of 120% of budget or better.
     At its February 16, 2006, meeting, the Committee reviewed current levels of pay for the Senior Management Committee and the Chief Executive Officer’s recommendations for increases. The Committee approved salary increases of 3.3% and 8.3%, respectively, for Mr. Bays and Mr. Murry reflecting market movement and scope of responsibilities. These compensation changes were made retroactive to January 1, 2006.

     Mr. Kirsch’s base salary rate was set at $600,000 at the time of his appointment as Chief Executive Officer in December of 2005. Consequently, his salary rate was not changed at the beginning of 2006. However, in July 2006 the Committee conducted a mid-year review of Mr. Kirsch’s performance and base salary. As a result of that review, the Committee increased Mr. Kirsch’s base salary to $650,000 effective July 1, 2006.
     Also at its February meeting, the Committee made long-term incentive grants to the Chief Executive Officer and Senior Management Committee at levels approximating the 50th percentile of market based on data provided by Towers Perrin, split (in value) evenly between stock options and performance shares. Accordingly, Mr. Kirsch was awarded 140,000 stock options and 48,500 performance shares for the 2006-2008 performance period. Mr. Gannon was awarded 38,500 stock options and 13,400 performance shares. Mr. Bays and Mr. Murry were each awarded 22,750 stock options and 8,000 performance shares. The Committee also approved grants of 62,750 stock options (which included a hire-on grant of 40,000 stock options) and 8,000 performance shares to Mr. Russell effective upon the commencement of his employment with Ferro on April 24, 2006.
     The goals for the 2006-2008 performance shares were cumulative earnings per share weighted at 70% and cumulative sales revenues for the company weighted at 30%.
     At its July 6, 2006 meeting, the Compensation Committee considered the importance of retaining the new senior management team over the next several years in order to achieve the necessary improvements in financial performance. At that time, the Compensation Committee made a special grant of performance shares for the 2006-2008 period to the Chief Executive Officer and key members of the Senior Management Committee as a performance-based approach for motivating retention and performance over this critical period. Mr. Kirsch received 35,000 performance shares and Messrs. Bays, Murry and Russell each received 15,000 performance shares.
     On March 1, 2007, the Committee reviewed the Company’s performance compared to goals for the AIP. Corporate operating income exceeded budget with a performance score of 148.2%. As a result, the Committee approved incentive payments of $722,475 for Mr. Kirsch, $206,739 for Mr. Bays, and $270,465 for Mr. Gannon. Mr. Murry’s performance score for Inorganic Specialties was 164.5%, resulting in an approved incentive payment of $267,313 and Mr. Russell’s performance score for the Electronic Material Systems was 219.5%, resulting in an approved incentive payment of $205,057 under the AIP. (Mr. Russell will also receive an additional special incentive payment of $100,000 in accordance with an agreement when he was hired.) These amounts were based solely on the achievement of financial performance goals with no adjustment made for personal performance. These amounts will be paid to the executives in April of 2007.
     Finally, the Compensation Committee reviewed the executive benefits provided to the Chief Executive Officer and other members of the Senior Management Committee. The Compensation Committee eliminated personal use of the Company aircraft as a Company-provided benefit for the Chief Executive Officer. In addition, to increase transparency and simplify reporting, an annual executive allowance was put into effect on April 1, 2006, replacing Company payment of business club membership dues, financial counseling, and tax preparation for the Chief Executive Officer and Senior Management Committee members. Vacation allowance for the Senior Management Committee was set at four weeks per year. Company-provided leased cars were eliminated as an executive benefit for new Senior Management Committee hires, and a phase-out plan was approved for the Chief Executive Officer and other Senior Management Committee members that will be completed no later than December 31, 2007.
Stock Ownership Guidelines
     Ferro has had stock ownership guidelines for its Directors and executive officers since 1998. The current guidelines, approved by the Compensation Committee on February 6, 2007, require the Chief Executive Officer and other Senior Management Committee members to achieve target levels ownership of 150,000 shares and 30,000 shares, respectively, within a five-year period. For non-executive Directors, the stock ownership guideline is 10,000 shares.
     Shares deemed to be owned by each executive and Director include shares owned outright with no restrictions, restricted stock grants, shares owned in Ferro’s Stock Savings and Ownership

Plan, shares deemed to be invested in Ferro Common Stock through the Company’s deferred compensation and supplemental defined contribution plans, 20% of vested options that are “in-the-money” by more than 30% percent, and shares represented by deferred stock units granted to non-executive Directors.
     Due to the trading blackouts associated with the recent financial restatement, the time period for achieving this guideline for the current executives covered by the guideline was extended until December 31, 2011.
Section 162(m) Limitation
     Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its four highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The 2003 LTIP contains the provisions necessary to qualify the Plan under the section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed with Ferro’s management the Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Respectfully submitted,
Michael H. Bulkin, Chair
William B. Lawrence
Michael F. Mee
William J. Sharp
Compensation Committee Interlocks and Insider Participation
     During 2006, no officer or employee of Ferro served as a member of the Governance, Nomination & Compensation Committee or the Compensation Committee. Also, during 2006, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Governance, Nomination & Compensation Committee or the Compensation Committee and Ferro.

2006 EXECUTIVE COMPENSATION
     The following table shows the elements of compensation paid or earned during 2006 to each person serving as the Chief Executive Officer, the Chief Financial Officer and the other three highest paid executive officers as of December 31, 2006:
Summary Compensation Table

							Change in
							Pension
							Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary (1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total
		$	$	$	$	$	$	$	$

James F. Kirsch	2006	625,000	0	400,804	366,458	722,475	0	126,944	2,241,681
Chairman, President and Chief Executive Officer

Thomas M. Gannon(8)	2006	365,000	200,000	27,795	311,545	270,465	0	69,135	1,243,940
Former Vice President and Chief Financial Officer

James C. Bays	2006	310,000	0	121,231	220,648	206,739	24,115	61,275	944,008
Vice President, General Counsel & Secretary

Michael J. Murry	2006	325,000	0	81,892	93,357	267,313	0	51,916	819,478
Vice President, Inorganic Specialties

Barry D. Russell(9)	2006	205,780	0	78,994	58,214	305,057	0	21,205	669,250
Vice President, Electronic Material Systems

Footnotes to Summary Compensation Table

(1)	The amounts in this column consist of salary paid or deferred for 2006.

(2)	The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. Mr. Gannon received a special incentive payment of $200,000 in recognition of his contributions toward completion of the internal accounting investigations, restatement of the Company’s financial statements, and completion of regulatory filings. See pages 29-31 below for information regarding these matters. For annual performance-based incentives, see the “Non-Equity Incentive Plan Compensation” column of this table.

(3)	The figures reported in this column are based on performance share awards made under the 2003 LTIP. Specifically, awards made for three-year performance periods beginning in 2004, 2005, and 2006 are included. These figures are consistent with compensation costs recognized in the Company’s financial statements for 2006 for performance share awards made in 2004 and 2005, as well as in 2006. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-based compensation) in the audited financial statements included in the Company’s 2006 Annual Report on Form 10-K.

During 2006, the Compensation Committee made two performance share awards under the 2003 LTIP. The first was made on February 16, 2006 to Messrs. Kirsch, Gannon, Bays, and Murry. The second was made to Messrs. Kirsch, Bays, Murry and Russell on July 6, 2006 to further motivate the performance and retention of the senior management team over the 2006 through 2008 performance period. The Compensation Committee also made an award to Mr. Russell contingent upon his employment with the Company; that grant, therefore, was made on his hire date of April 24, 2006. For a description of performance shares, see the Executive Compensation Discussion & Analysis on page 16 above.

Under an Employment Transition Agreement dated October 25, 2006 between the Company and Mr. Gannon, Mr. Gannon will no longer be entitled to any payout with respect to performance share awards made under the 2003 LTIP for the periods 2005 through 2007 or 2006 through 2008. Consequently, the figures for Mr. Gannon do not include any values for those performance share awards, which is consistent with the Company’s 2006 Annual Report on Form 10-K.

(4)	The figures reported in this column are based on stock options awards made under the 2003 LTIP. These figures represent the cost of these options awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“FAS 123R”). These figures include amounts attributable to grants made prior to 2006 (as well as in 2006) consistent with compensation costs recognized in the Company’s financial statements for 2006. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-based compensation) of the audited financial statements included in the Company’s 2006 annual report on Form 10-K. For a description of the Company’s stock option awards, see page 16 above of the Executive Compensation Discussion & Analysis.

(5)	The amounts under the Company’s Annual Incentive Plan in this column will actually be paid early in the second quarter of 2007. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 15 above for a discussion of this plan. See also the Grants of Plan-Based Awards table on page 22 below for the estimated future payouts under this plan for threshold, target and maximum attainments. In addition, Mr. Russell earned an additional incentive of $100,000 in 2006 consistent with the terms of his offer of employment.

(6)	Amounts in this column represent the change in value under the Company’s defined benefit pension plans: the Ferro Corporation Retirement Plan and the Ferro Corporation Supplemental Executive Defined Benefit Plan. As of July 1, 2003, these plans were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Consequently, only Mr. Gannon and Mr. Bays had pension benefit accruals under these plans during 2006 because they were hired before July 1, 2003. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 16 above and the Post-Employment Compensation discussion on page 26 below.

When Mr. Gannon’s employment terminated on January 2, 2007, he was not vested in a benefit under either plan because he did not have the required five years of credited vesting service. Consequently, he will receive no benefit under either plan. Because Mr. Gannon will not be eligible for any benefits under these plans, the Company did not incur the expense of having its outside actuaries calculate the benefits and no amount is listed for Mr. Gannon in this column. Consequently, only the change in pension value of Mr. Bays’ pension benefits under the plans appears in this column.

Mr. Bays also participated in the Company’s Executive Employee Deferred Compensation Plan under which participants can defer a portion of their salary and certain incentive payouts. Interest is credited to deferred amounts at the 10-year constant treasury maturity yield rate plus 300 basis points, calculated as of the last day of each quarter and applicable to each month of the next following quarter. The amount for Mr. Bays in this column includes the excess of the actual interest credited to Mr. Bays’ account under this plan for 2006 over the interest that would have been credited to his account had 120% of the 10-year constant treasury maturity yield rate been used instead.

(7)	Amounts in this column include (a) Company matching contributions and the Basic Pension Contribution under the Savings and Stock Ownership Plan (a 401(k) and employee stock ownership plan), (b) Company supplemental matching contributions and the Supplemental Basic Pension Contribution under the Supplemental Executive Defined Contribution Plan, (c) amounts taxable to the named executive relating to group term life insurance under Internal Revenue Code Section 79, and (d) executive allowances.
(a)	and (b) For a description of the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Supplemental Executive Defined Contribution Plan, see the Executive Compensation Discussion & Analysis on page 17 above. The amounts included are for Company contributions made relating to 2006 regardless of the vesting of those contributions.

(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The amounts in this column include this taxable amount for 2006.

(d)	The Company has decided to discontinue certain benefits that had been made in prior years to officers who were members of the Senior Management Committee, replacing them with a fixed allowance for each year. See the Executive Compensation Discussion & Analysis on pages 16-17 above for more information. Under this new approach, the Chief Executive Officer receives an annual allowance of $35,000 and each other eligible executive who is a member of the Senior Management Committee receives $7,500. Accordingly, in 2006, Mr. Kirsch received an allowance of $35,000 and Messrs. Gannon, Bays and Murry received an allowance of $7,500 each. Mr. Russell received an allowance of $7,028 in 2006 due to being hired after the beginning of that year. During this transition in Company benefits during 2006, executives who had a Company car provided to them in prior years were permitted to retain their Company car at Company expense, but only through the end of 2007. The amount of the personal use of the Company car calculated under the incremental benefit approach is included in this column: Mr. Kirsch ($13,028), Mr. Gannon ($8,188), Mr. Bays ($15,373) and Mr. Murry ($8,585). Mr. Russell has no Company-provided car consistent with Ferro’s new benefits program because he was hired during 2006 when the new program went into effect.
During 2006, there was no personal use of Company aircraft by any of the executives in this table.

(8)	Mr. Gannon ceased serving as Ferro’s Chief Financial Officer on January 2, 2007. On January 2, 2007, Sallie B. Bailey joined the Company and became its new Vice President and Chief Financial Officer. Under an Executive Transition Agreement dated October 25, 2006 between the Company and Mr. Gannon, Mr. Gannon is to receive certain amounts. The terms of that agreement were filed with the Security and Exchange Committee on Form 8-K on October 26, 2006. Although the Company accrued for this agreement for financial reporting purposes in 2006, compensation paid to Mr. Gannon under this agreement will be reflected in the proxy statement for the 2008 Annual Meeting of Shareholders because Mr. Gannon’s employment actually terminated early in January 2007.

(9)	Mr. Russell joined the Company on April 24, 2006, as its Vice President, Electronic Material Systems.
     The Company entered into an employment agreement with Mr. Kirsch on October 18, 2004, in connection with his appointment as President and Chief Operating Officer. Mr. Kirsch was named President and Chief Executive Officer on November 30, 2005, following Mr. Hector R. Ortino’s untimely death and was elected Chairman of Ferro’s Board of Directors on December 14, 2006. The employment agreement has an initial term ending December 31, 2007 and is renewable for one-year periods thereafter. Mr. Kirsch’s base salary for 2006 was $600,000 from January through June, and increased to $650,000 on July 1, 2006. His target bonus was 75% of his base salary. Mr. Kirsch is also eligible for awards under the Company’s 2006 LTIP, including awards of stock options and performance shares, as and to the extent determined by the Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.

Grants of Plan-Based Awards
     The following table sets forth information regarding 2006 awards under the Company’s Annual Incentive Plan (AIP) and under the 2003 LTIP, i.e., awards of Performance Shares (PS) and Stock Options to each of the executives named in the Summary Compensation Table:
Grants of Plan-Based Awards

		Estimated
		Future
		Payouts
		Under Non-	Estimated Future Payouts				Exercise
		Equity	Under Equity Incentive				or Base	Grant Date
		Incentive	Plan Awards		All Other	All Other	Price of	Value of Stock
	Grant	Plan	Performance	Stock	Stock	Option	Option	and Option
Name	Date	Awards(1)	Shares(2)	Options(3)	Awards	Awards	Awards(4)	Awards(5)
	Date	$	Shares	Shares	Shares	Shares	$/Share	$
James F. Kirsch

AIP Threshold		121,875
AIP Target		487,500						NA
AIP Maximum		1,218,750

PS Threshold			12,125
PS Target	02/16/06		48,500					1,003,465
PS Maximum			97,000

Stock Options	02/16/06			140,000			20.69	840,000

PS Threshold			8,750
PS Target	07/06/06		35,000					558,600
PS Maximum			70,000

Thomas M. Gannon

AIP Threshold		45,625
AIP Target		182,500						NA
AIP Maximum		456,250

PS Threshold			3,350
PS Target	02/16/06		13,400					277,246
PS Maximum			26,800

Stock Options	02/16/06			38,500			20.69	231,000

James C. Bays

AIP Threshold		34,875
AIP Target		139,500						NA
AIP Maximum		348,750

PS Threshold			2,000
PS Target	02/16/06		8,000					165,520
PS Maximum			16,000

Stock Options	02/16/06			22,750			20.69	136,500

PS Threshold			3,750
PS Target	07/06/06		15,000					239,400
PS Maximum			30,000

Michael J. Murry

AIP Threshold		40,625
AIP Target		162,500						NA
AIP Maximum		406,250

PS Threshold			2,000
PS Target	02/16/06		8,000					165,520
PS Maximum			16,000

Stock Options	02/16/06			22,750			20.69	136,500

PS Threshold			3,750
PS Target	07/06/06		15,000					239,400
PS Maximum			30,000

Barry D. Russell

AIP Threshold		23,150
AIP Target (6)		193,205						NA
AIP Maximum(6)		333,013

PS Threshold			2,000
PS Target	04/24/06		8,000					155,440
PS Maximum			16,000

Stock Options	04/24/06			62,750			19.43	338,850

PS Threshold			3,750
PS Target	07/06/06		15,000					239,400
PS Maximum			30,000

(1)	This column contains possible payouts under the Company’s Annual Incentive Plan. See the Executive Compensation Discussion & Analysis on page 15 above for a discussion of the Annual Incentive Plan. The amounts listed under the “Threshold”, “Target” and “Maximum” columns are the payouts if 90%, 100% or 120% of budgeted performance levels are achieved, respectively.

The actual payout of the Annual Incentive Plan for 2006 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 20 above.

(2)	The amounts reported in this column are the number of performance shares that actually may be earned pursuant to performance share awards made under the Company’s 2003 LTIP. During 2006, the Company made two performance share awards under the 2003 LTIP. For a discussion of the Company’s performance share awards and performance goals, see the Executive Compensation Discussion & Analysis on page 16 above. No exercise price or other consideration is paid by the executive officers with respect to performance share awards.

(3)	The amounts in this column are the number of underlying shares of options awarded to each executive officer in 2006. The options have a maximum term of ten years and vest evenly at 25% per year on each annual anniversary of the grant date over four years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable.

(4)	The amounts reported in this column are the per share exercise prices of the options, which exercise prices represent the closing price on the New York Stock Exchange for the Company’s Common Stock on the date of grant.

(5)	Amounts in this column represent the grant date fair value of the PS target amount and the grant date fair value of stock option grants calculated in accordance with FAS 123R. These amounts differ from those reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 20 above which are the costs recognized for financial reporting purposes. See footnotes 3 and 4 to the Summary Compensation Table on page 20 above.

(6)	Mr. Russell is eligible to earn an additional incentive of $100,000 per annum in 2006, 2007 and 2008 if the Electronic Material Systems AIP Target is achieved with respect to such year.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards
     The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2006:
Outstanding Equity Awards

	Option Awards					Stock Awards
									Equity
							Market		Incentive
							Value	Equity	Plan
			Equity				of	Incentive	Awards:
			Incentive			Num-	Shares	Plan	Market or
	Number		Plan			ber of	or	Awards:	Payout
	of	Number of	Awards:			Shares	Units	Number of	Value of
	Securities	Securities	Number of			or Units	of	Unearned	Unearned
	Underlying	Underlying	Securities			of Stock	Stock	Shares,	Shares,
	Unexercised	Unexercised	Underlying		Option	That	That	Units or	Units or
	Options	Options	Unexercised	Option	Expira-	Have	Have	Other Rights	Other Rights
	That Are	That Are Not	Unearned	Exercise	tion	Not	Not	That Have	That Have
Name	Exercisable	Exercisable	Options	Price	Date	Vested	Vested	Not Vested(1)	Not Vested(1)
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
James F. Kirsch (2)

Stock Options	62,500	62,500	—	21.15	10/18/14	—	—	—	—
Stock Options	—	140,000	—	20.69	02/16/16	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	25,000	517,250
Performance Shares	—	—	—	—	—	—	—	83,500	1,727,615

Thomas M. Gannon (3)

Stock Options	37,500	12,500	—	24.30	05/16/13	—	—	—	—
Stock Options	26,000	26,000	—	26.26	02/09/14	—	—	—	—
Stock Options	14,250	42,750	—	19.39	02/07/15	—	—	—	—
Stock Options	—	38,500	—	20.69	02/16/16	—	—	—	—

Performance Shares	—	—	—	—	—			9,400	194,486

James C. Bays (4)

Stock Options	11,250	—	—	20.18	05/16/11	—	—	—	—
Stock Options	30,000	—	—	25.50	02/11/12	—	—	—	—
Stock Options	26,250	8,750	—	21.26	02/28/13	—	—	—	—
Stock Options	19,500	19,500	—	26.26	02/09/14	—	—	—	—
Stock Options	11,000	33,000	—	19.39	02/07/15	—	—	—	—
Stock Options	—	22,750	—	20.69	02/16/16	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	7,000	144,830
Performance Shares	—	—	—	—	—	—	—	6,000	124,140
Performance Shares	—	—	—	—	—	—	—	23,000	475,870

Michael M. Murry (5)

Stock Options	11,000	33,000	—	21.01	07/11/15	—	—	—	—
Stock Options	—	22,750	—	20.69	02/16/16	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	23,000	475,870

Barry D. Russell (6)

Stock Options	—	62,750	—	19.43	04/24/16	—	—	—	—

Performance Shares	—	—	—	—	—	—	—	23,000	475,870

(1)	The shares reported under this column represent performance share awards for the 2004-2006, 2005–2007 and 2006–2008 performance periods made under the Company’s 2003 LTIP. With these awards, the actual number of shares on which the payout will be based for each three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. For the 2005-2007 and 2006-2008 performance periods, the performance measures are based on cumulative sales revenue and earnings per share, while the performance measures for the 2004-2006 performance period included those factor plus acquisitions. If such measurements have been achieved as of the last day of the performance period, the award becomes payable. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The value of the actual payout will be the number of shares earned times the average closing share price for the days in which the shares traded during the first ten calendar days of December 2006, 2007, and 2008 (as applicable); however, the value set forth in the table is based on the closing share price as of December 29, 2006, and assumes that the target performance goals have been achieved for each performance period.

Under the Employment Transition Agreement between Mr. Gannon and the Company, Mr. Gannon is no longer eligible for any payout relating to the performance share awards with the measurement periods of 2005-2007 and 2006-2008. Consequently, the shares and values of those awards are not listed on this table.

(2)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 10/18/04: 31,250 vest on 10/18/07; and 31,250 vest on 10/18/08; for grant date 02/16/06, 35,000 vest on 02/16/07: 35,000 vest on 02/16/08: 35,000 vest on 02/16/09 and 35,000 vest on 02/16/10.
(3)	Mr. Gannon’s unvested option awards reported in the table vest as follows: for grant date 05/16/03: 12,500 vest on 05/16/07; for grant date 02/09/04: 13,000 vest on 02/09/07; 13,000 vest on 02/09/08; for grant date 02/07/05: 14,250 vest on 02/07/07: 14,250 vest on 02/07/08; 14,250 vest on 02/07/09; for grant date 02/16/06: 9,625 vest on 02/16/07: 9,625 vest on 02/16/08: 9,625 vest on 02/16/09; 9,625 vest on 02/16/10.
(4)	Mr. Bays’ unvested option awards reported in the table vest as follows: for grant date 02/28/03: 8,750 vest on 02/28/07; for grant date 02/09/04: 9,750 vest on 02/09/07; 9,750 vest on 02/09/08; for grant date 02/07/05: 11,000 vest on 02/07/07; 11,000 vest on 02/07/08; 11,000 vest on 02/07/09; for grant date 02/16/06: 5,687 vest on 02/16/07: 5,688 vest on 02/16/08; 5,687 vest on 02/16/09; 5,688 vest on 02/16/10.
(5)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 07/11/05: 11,000 vest on 07/11/07: 11,000 vest on 07/11/08; 11,000 vest on 07/11/09; for grant date 02/16/06: 5,687 vest on 02/16/07; 5,688 vest on 02/16/08; 5,687 vest on 02/16/09: 5,688 vest on 02/16/10.
(6)	Mr. Russell’s unvested option awards reported in the table vest as follows: for grant date 04/24/06: 15,687 vest on 04/24/07: 15,688 vest on 04/24/08: 15,687 vest on 04/24/09: 15,688 vest on 04/24/10.
     The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and vesting of stock awards under the Company’s 2003 LTIP during the fiscal year ended December 31, 2006:
Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	Shares	$	Shares	$
James F. Kirsch	0	0	—	—
Thomas M. Gannon	0	0	3,149	66,349
James C. Bays	0	0	2,345	49,409
Michael J. Murry	0	0	—	—
Barry D. Russell	0	0	—	—

(1)	The estimated shares reported under this column represent shares paid out with respect to performance share awards for the 2004–2006 performance period made under the Company’s 2003 LTIP. Messrs. Gannon and Bays had performance measurements based on cumulative sales revenues, earnings per share and acquisitions. The aggregate value of the payment with respect to earned performance shares equaled the number of shares earned times the average closing share price for the days in which the shares traded during the first ten calendar days of December 2006. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The number of shares acquired on vesting and the value realized on vesting reflect the total value of the stock award, whether actually paid in shares and/or cash or deferred.

Post-Employment Compensation
     The following table sets forth the accumulated benefits under the Ferro Corporation Retirement Plan (the “Qualified Plan”) and the Ferro Corporation Supplemental Executive Defined Benefit Plan (formerly known as the Ferro Corporation Nonqualified Retirement Plan) (the “Non-Qualified Plan”) (collectively, the “Retirement Program”) for each of the executives named in the Summary Compensation Table:
Pension Benefits

Number of Years
		of Credited	Present Value of	Payments During
Name	Plan	Service	Accumulated Benefit	Last Fiscal Year
		Years	$	$
James F. Kirsch	—	—	—	—
Thomas M. Gannon	—	—	—	—
James C. Bays	Qualified Plan	4.75	133,884 (1)	0
	Non-Qualified Plan	4.75	90,716 (1)	0
Michael J. Murry	—	—	—	—
Barry D. Russell	—	—	—	—

(1)	These amounts reflect Mr. Bays’ accumulated present value of his benefit under the Qualified Plan and the accumulated present value of his benefit under the Non-Qualified Plan, each as of December 31, 2006. Although Mr. Bays is fully vested in his Retirement Plan benefit because he has more than the required five years of service for vesting purposes, his credited service is 4.75 years due to the freeze of the Retirement Plan on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the Retirement Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with Retirement Program disclosures.
     Under the Retirement Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 60 for elected officers. Service in excess of 30 years is not taken into account for accrual of retirement benefits. Benefits are payable in a life annuity form with 120 monthly payments guaranteed, unless the benefits under the Non-Qualified Plan are commuted and paid in a single sum. Furthermore, the benefits payable under the Non-Qualified Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.
     Effective April 1, 2006, the Company’s U.S. defined benefit pension program for salaried and certain hourly employees was changed. Under the program changes announced February 15, 2006, benefits accrued for active employees who were participating in the Retirement Program were frozen as of March 31, 2006. (This freeze did not affect the benefits of current retirees, former employees or employees hired on or after July 1, 2003.) From April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003 in receiving an additional contribution each year from the Company to an existing defined contribution plan or plans.
     Messrs. Kirsch, Murry, and Russell, who were hired after June 30, 2003, are not eligible for participation in the Retirement Program. Only Mr. Gannon and Mr. Bays had benefit accruals under these plans during 2006 because they were hired before July 1, 2003. When Mr. Gannon’s employment terminated on January 2, 2007, he was not vested in a benefit under either plan because he did not have the required five years of credited vesting service. Consequently, he is not eligible for Retirement Program benefits. Due to Mr. Gannon’s not being eligible for Retirement Program benefits and the cost of calculations that would have to be made by the Company’s actuaries, no amount is listed for him. Consequently, only Mr. Bays’ pension benefit accrual under the plans appears in this table. See the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 20 above for information regarding the change in value of Mr. Bays’ benefits under the Retirement Program during 2006.

Non-Qualified Deferred Compensation
     The following table sets forth information regarding non-qualified deferred compensation plans for 2006 with respect to each of the executives named in the Summary Compensation Table:
Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive’s	Company’s	Aggregate	Withdrawals /	Balance at
Name	Contributions	Contributions(1)	Earnings(2)	Distributions	December 31, 2006
	$	$	$	$	$
James F. Kirsch	0	60,950	1,846	0	76,163
Thomas M. Gannon(3)	0	35,206	3,467	0	63,772
James C. Bays	0	20,455	4,240	0	120,651
Michael J. Murry	0	17,825	0	0	17,825
Barry D. Russell	0	0	0	0	0

(1)	Such amounts also appear as part of each executive’s 2006 compensation in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Aggregate Earnings in 2006 consist of interest, dividends, gains and/or losses.

(3)	Mr. Gannon was 60% vested in these amounts when his employment ended on January 2, 2007.
     The non-qualified deferred compensation plans in this table consist of the Ferro Corporation Executive Employee Deferred Compensation Plan (“Deferred Compensation Plan”) and the Ferro Corporation Supplemental Executive Defined Contribution Plan (“Supplemental Plan”). Under the Deferred Compensation Plan, participants have a percentage of their annual salary, as well as certain incentive payouts, deferred to a date specified by the participant consistent with the terms of the Deferred Compensation Plan. The amounts that were deferred in 2006 are listed in the Executive Contributions column in this table. There are no Company Contributions under the Executive Deferred Compensation Plan. Under the Deferred Compensation Plan, among the executive officers listed in this table, only Mr. Bays has an account balance.
     Under the Supplemental Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are contributions that would have been made to the account of a participant in the Ferro Corporation Savings and Stock Ownership Plan (a 401(k) and employee stock ownership plan) but for the application of Internal Revenue Code limits. The supplemental basic pension contribution in 2006 applied to participants who were hired on or after July 1, 2003, the date as of which new participation in Ferro’s Retirement Program ceased (Mr. Kirsch and Mr. Murry in this table), using eligible compensation for all of 2006. The supplemental basic pension contribution relating to 2006 also applied to participants in Ferro’s Retirement Program (Mr. Gannon and Mr. Bays in this table), but only taking into account eligible compensation during the year after benefit accruals in the Retirement Program were frozen on March 31, 2006 (eligible compensation from April 1, 2006 through December 31, 2006). Mr. Russell was not eligible for participation in the Supplemental Plan in 2006 because he was hired mid-year. He will be eligible for participation beginning in 2007. There are no employee contributions under the Supplemental Plan.
     See footnote 6 to the Summary Compensation Table on page 21 above for a description of how interest is calculated under the Deferred Compensation Plan. Under the Supplemental Plan, Company contributions are deemed invested in Ferro Common Stock for the named executive officers, and earnings include deemed dividends, gains and losses. No Ferro Common Stock is held by the Supplemental Plan.
Termination and Change in Control Payments
The Company is party to an employment agreement with Mr. Kirsch, which was entered into on October 18, 2004. The agreement is terminable upon death, disability, “for cause” or upon voluntary termination. If Mr. Kirsch’s employment were to end on account of a “Termination Without Cause” (as such term is defined in his employment agreement), the Company would be obligated (1) to pay Mr. Kirsch a lump sum severance payment equal to two times his full year’s compensation (base salary plus targeted annual bonus), (2) to provide him continued participation in Ferro’s employee benefit programs for up to 24 months, (3) to provide him outplacement services, and (4) to reimburse him for legal fees he incurs as a result of his termination of employment. If Mr. Kirsch’s employment had terminated without cause on December 31, 2006, he would have been entitled to cash compensation of $2,275,000, continuation of group health benefits with an estimated value of $21,000, and outplacement with an estimated value of $15,000. The Company would have also paid any legal fees Mr. Kirsch would have incurred in connection with his termination.
     The Company’s payment and benefit continuation obligations would cease if Mr. Kirsch were to breach any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch were to decline to sign and return, or revoke, a release agreement containing the standard noncompetition, nonsolicitation, nondisparagement, and confidentiality commitments the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.
     If Mr. Kirsch’s employment were terminated under the Change of Control Agreement (defined below), then the terms of the Change of Control Agreement, and not the employment agreement, will govern.
     The Company is also a party to change in control agreements (the “Change in Control Agreements”) with Messrs. Bays, Murry, and Russell. (Ferro was also a party to a Change in Control Agreement with Mr. Gannon until his departure from the Company on January 2, 2007.) The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro. Under the respective Change in Control Agreements, if there were a change in control of the Company and the executive’s employment were terminated, the Company would be obligated (1) to pay to such executive a lump sum severance payment equal to two times the executive’s full year’s compensation (base salary plus targeted annual bonus) and (2) to provide the executive with certain other benefits listed below. These agreements limit the executives’ right to compete against Ferro after the termination of employment. The Change in Control Agreements are not employment agreements.
     If there were a change in control and the executive’s employment had been terminated as of December 29, 2006 (the last business day of the fiscal year), the estimated value of the payments for each of the executives named in the Summary Compensation Table would be as follows:
Estimated Change-in-Control Payments

						Out-
						placement			Excess
						Assistance			Parachute
			Health &			and	D & O		Payment
			Welfare	Target	Retirement	Executive	Coverage	Tax	and Tax
	LTIP	Severance(1)	Benefits	2006 AIP(2)	Benefits	Allowances	Premiums (3)	Counsel	Gross Up	Total
	$	$	$	$	$	$	$	$	$	$
James F. Kirsch	1,520,715	2,275,000	68,169	487,500	113,232	85,000	130,000	5,000	2,974,851	7,659,467
Thomas M. Gannon	736,880	1,095,000	58,924	182,500	61,932	30,000	130,000	5,000	1,362,767	3,663,003
James C. Bays	477,390	930,000	47,463	139,500	52,032	30,000	130,000	5,000	1,050,569	2,861,953
Michael J. Murry	165,520	975,000	47,461	162,500	54,732	30,000	130,000	5,000	904,789	2,475,002
Barry D. Russell	244,585	1,100,000	35,545	193,205	50,232	30,000	130,000	5,000	1,091,983	2,870,551

(1)	The severance payment shown for Mr. Russell includes a special incentive payment of $100,000 for 2007 and 2008 under the terms of the agreement between Mr. Russell and the Company when he was hired.

(2)	The incentive payment shown for Mr. Russell assumes a target payout for the days Mr. Russell was actually employed by the Company during 2006. This amount also includes a special incentive payment of $100,000 for 2006 under the terms of the agreement between Mr. Russell and the Company when he was hired. (See the Summary Compensation Table on page 20 for the 2006 incentive payment approved for Mr. Russell.)

(3)	The amounts in this column are estimated based on total estimated future premiums allocated among all covered insureds.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Dismissal of Previous Independent Registered Public Accountants
     On May 12, 2006, the Audit Committee dismissed KPMG LLP, which had served as Ferro’s auditors for the fiscal year ended December 31, 2004, and prior years, as the Company’s independent registered public accountants. The audit reports of KPMG on the consolidated financial statements of Ferro and its subsidiaries as of and for the years ended December 31, 2004 and December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for year ended December 31, 2004, stated that Ferro had restated its fiscal 2003 consolidated financial statements and stated that certain liquidity uncertainties facing Ferro raised substantial doubt about its ability to continue as a going concern.
     Disagreements with Former Auditors. The only disagreements that KPMG communicated to the Audit Committee during the 2003 and 2004 fiscal years or the period from December 31, 2004 to May 12, 2006 involved the Audit Committee’s internal investigation of irregular accounting entries as follows:
     In early July 2004, as a result of issues discovered by management during the performance of certain of the Company’s internal control procedures in connection with the preparation of the Company’s second quarter 2004 financial statements, the Company commenced an internal investigation into certain potentially inappropriate accounting entries made in the Company’s domestic Polymer Additives business unit.
     Following an initial investigation, management reached the preliminary conclusion that inappropriate accounting in the Company’s Polymer Additives business unit both overstated the unit’s historical performance and undermined the reliability of the unit’s forecasting process. On July 23, 2004, the Company issued a press release announcing that the Company’s Polymer Additives business unit’s performance in the second quarter fell short of expectations and that the Company’s Audit Committee had engaged independent legal counsel (Jones Day) and an independent public accounting firm (Ernst & Young LLP) to conduct an investigation under its auspices.
     On September 15, 2004, the Company announced it would be restating certain previously-filed information and reported that the independent investigation conducted under the auspices of the Audit Committee had generally confirmed management’s preliminary conclusions reported in the Company’s July 23, 2004, press release. The September 15 release reported that the investigative team had concluded that all of the potentially irregular accounting entries were made at the Polymer Additives business unit and were made without senior management’s knowledge or involvement. The release also reported that the investigative team concluded that substantially all of the irregular accounting entries were made by a subordinate divisional employee who had since left the Company.
     At a meeting of the Audit Committee on September 23, 2004, KPMG expressed its concern about several emails reviewed during the initial phase of the investigation and expressed its desire to have more work done to determine whether those emails raised additional concerns. In response to KPMG’s expressed concerns, the Audit Committee directed Jones Day and Ernst & Young to conduct further investigation through additional email searches, interviews of participants in the questioned email exchanges and any other person who might have relevant knowledge, and other documents as they deemed appropriate.
     On October 25, 2004, the Audit Committee met by teleconference and received the report of Jones Day and Ernst & Young concerning the expanded email review requested by KPMG. The investigators reported to the Audit Committee that they had not found illegal acts or an intent to commit fraud, but found some evidence of immaterial mistakes in the timing of recording expenses as required by generally accepted accounting principles. These findings were reported to KPMG and, on November 19, 2004, the Audit Committee concluded that the additional work done by Jones Day and Ernst & Young indicated no evidence of fraud and no reasonable need to expand the investigation.

KPMG had expressed disagreement with the investigators’ findings and the Audit Committee invited KPMG to provide a written list of any recommendations it might have and the rationale therefore.
     Following the November 19, 2004, meeting, Jones Day and Ernst & Young had discussions with KPMG concerning what additional investigatory work would be needed to address KPMG’s concerns. In addition, at about the same time the investigators learned that the former subordinate division employee who was responsible for the irregular accounting entries at the Company’s Polymer Additives Division was willing, for the first time, to be interviewed. In that interview, the former employee confirmed the irregular entries that the investigators had reported earlier and the fact that he had made those entries without any knowledge or involvement of senior management. The employee also raised some suspicions of irregular accounting entries in another smaller business unit.
     In late December 2004, following discussions with the investigation team, the Chair of the Audit Committee and the Company’s now-deceased Chief Executive Officer met by teleconference with KPMG. At that meeting, the Audit Committee Chair advised KPMG that the Audit Committee was willing, as requested by KPMG, to go forward with further investigation procedures to determine whether there was a pervasive pattern of intentional, inappropriate spreading of expenses, emphasized that independent investigators’ needed to exercise discretion and make independent judgments, and emphasized the need to complete the investigation expeditiously.
     On January 18, 2005, in a press release the Company reported KPMG had requested Jones Day and Ernst & Young to perform additional procedures, including the review of certain electronic files. In addition, the release disclosed that the former subordinate division employee had been interviewed and had confirmed the irregular entries that the investigators had reported earlier and the fact that he had made the entries without any knowledge or involvement of senior management and of the suspicions he had raised about the other business unit (which were also to be reviewed by the investigation team).
     Jones Day and Ernst & Young delivered their third phase investigation report to the Audit Committee on March 9, 2005. In that report, the investigators concluded:
o	The investigative team did not find evidence of a systemic or pervasive pattern or practice of managing earnings by inappropriately spreading expenses over reporting periods or any other means or conduct that constituted illegal acts,

o	The leadership of Ferro’s finance organization strives to apply generally accepted accounting principles and produce accurate financial records, and

o	All of the individuals potentially responsible for irregular accounting entries either had resigned before the investigation started or had been terminated by the Company.
     On March 15 and April 4, 2005, following delivery of the Jones Day/Ernst & Young report on the additional procedures, KPMG advised the Audit Committee that it was dissatisfied with the conclusions of Jones Day and Ernst & Young and that it regarded the investigation as inadequate for its purposes. KPMG indicated that “further investigation” would be “necessary to constitute a predicate for an audit report” and further that “such further investigation should be undertaken by a new investigative team.”
     After further deliberations by the Audit Committee during April 2005, on April 21, 2005, the Company announced that Jones Day and Ernst & Young had completed the additional procedures requested by KPMG and reported the investigators’ findings. The release also noted that investigators had again confirmed their earlier conclusions that substantially all of the irregular entries had been made by the former subordinate divisional employee and that the entries were made without any knowledge or involvement of senior management.
     The April 21, 2005, press release also reported that, despite the findings and conclusions of the investigation, KPMG had advised the Audit Committee that KPMG was unable to conclude at that time that the investigation was adequate for its purposes, that KPMG believed further investigation was necessary to constitute a predicate for its audit of the Company’s financial statements, and that KPMG had proposed that such investigative work should be undertaken by “a new investigation team.”

The Company’s Audit Committee had evaluated both KPMG’s position and the Jones Day/Ernst & Young reports relating to the issues raised by KPMG. On the basis of that evaluation, the Company reported that the Audit Committee believed it could rely in good faith on the judgments and conclusions of the independent investigators, that additional investigation was neither necessary nor justified, and that the only additional work that was necessary was routine audit examinations that fell outside the province of the investigation team.
     While the Audit Committee continued to believe its reliance on the judgments and conclusions of the investigative team was justified, the April 21, 2005, press release disclosed that the Audit Committee had responded to KPMG’s expressed concerns in such a way that KPMG would be able to complete its audit of the Company’s financial statements. To that end, the Audit Committee engaged a second independent investigative team, consisting of independent legal counsel (Venable LLP) and independent forensic accountants (Navigant Consulting).
     In an October 31, 2005, press release, the Company reported that the Venable/Navigant team had completed its investigation. Venable and Navigant reported to the Audit Committee that, although they found evidence of Ferro accounting personnel spreading expenses and some other misapplications of generally accepted accounting principles to achieve internal forecasts, they did not find that this was done with the intent to affect reported earnings in a way that misleads the investing public. The investigators also indicated that, while they found a lax tone with respect to GAAP compliance among certain former members of the Company’s finance organization, they were comfortable that the then-current senior management of the Company, including the chief executive officer and chief financial officer, set a positive tone with respect to accounting practices. Consequently, the Venable/Navigant team concluded that it found no pervasive pattern or practice of engaging in fraudulent earnings management, that is, the misapplication of generally accepted accounting principles with the intent to affect reported earnings in a way that misleads the investing public.
     The Company has authorized KPMG to respond fully to the inquiries of the successor independent registered public accounting firm concerning the subject matter of the disagreements discussed in the preceding paragraphs.
     Reportable Events. In management’s assessment of internal controls as of December 31, 2004, included under Item 9A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, management identified the following material weaknesses of internal control over financial reporting: (i) inadequately trained and insufficient numbers of accounting personnel coupled with insufficient accounting policies and procedures; (ii) non-adherence to policies and procedures associated with the financial statement reporting process; (iii) failure to consistently reconcile and perform timely reviews of accounting reconciliations, data files and journal entries; (iv) failure to properly identify and ensure receipt of agreements for review by accounting personnel; and (v) failure to consistently review the calculations and accounting for amounts due to employees under various compensation plans, and concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2004. KPMG’s report under Item 9A included KPMG’s opinion that management’s assessment was fairly stated in all material respects and that, because of the effect of the material weaknesses identified by management described above, the Company had not maintained effective internal control over financial reporting as of December 31, 2004.
     During the course of the Venable/Navigant investigation, on October 26, 2005, KPMG requested that senior Company financial personnel review entries that had been made during the period being restated by one former and one current member of the Company’s finance function so as to be able to provide KPMG with management representations concerning those entries.
     The report of KPMG on the consolidated financial statements of the Company for the years ended December 31, 2003 and December 31, 2004 included in the Form 10-K for the fiscal year ended December 31, 2004 stated, as described above, that the Company restated its fiscal 2003 consolidated financial statements. Representatives of KPMG are not expected to attend the Annual Meeting.

Appointment of Independent Registered Public Accountants
     The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants. On May 18, 2006, the Company announced that its Audit Committee had appointed a new independent registered public accounting firm to conduct the 2005 audit, subject only to completion of the new firm’s customary client acceptance procedures. On June 5, 2006, the Company announced that those procedures had been completed and that Deloitte & Touche LLP had been engaged as the Company’s new independent registered public accountants.
     During the 2003 and 2004 fiscal years or the period from December 31, 2004 to the date of this proxy statement, Ferro did not consult with Deloitte & Touche LLP regarding any matter requiring disclosure under Item 304(a)(2) of Regulation S-K.
     Deloitte & Touche LLP is expected to continue as Ferro’s auditors for the year 2007. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years.
     Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
     The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is our independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.
     Since May 6, 2003, all of the services provided by the Company’s independent registered public accounting firm have been approved in accordance with the pre-approval procedures described above.
     For the years ended December 31, 2006, and December 31, 2005, Deloitte & Touche LLP billed the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services

2006	$5,640,117	$0	$0	$13,500
2005	$6,892,316	$0	$0	$0
     Fees noted in “All Other Services” in 2006 represent subscription fees for access to accounting research databases.
     The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ‘s independence.

Report of the Audit Committee
     The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2006. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, has discussed with Deloitte & Touche LLP its independence, and has concluded that Deloitte & Touche LLP is independent.
     Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.
Respectfully submitted,

William J. Sharp, Chair
Dr. Jennie S. Hwang
William B. Lawrence
Dennis W. Sullivan
Alberto Weisser
(The Audit Committee approved this report on February 27, 2007. On February 23, 2007, Mr. Premdas had become a Director of the Company, and subject to formal confirmation of his independence under the Company’s Guidelines for Determining Director Independence, a member of the Audit Committee. In advance of the February 27, 2007 Audit Committee meeting, Mr. Premdas advised the Chair of the Audit Committee that he would not be voting on approval of the 2006 Form 10-K because he did not feel he had had sufficient time or information to formulate an informed view on the Company’s financial statements.)

SHAREHOLDINGS
Stock Ownership by Directors, Executive Officers and Employees
     Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines based on base compensation or fees and position within the Company. The information below shows beneficial ownership of Ferro Common Shares by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 20 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares. (The information set forth below is as of March 2, 2007.)

		Shares Underlying
	Common Shares	Options Exercisable		Series A ESOP
	Owned Directly	Within 60 Days of	Total Common	Convertible
	or Indirectly	Record Date	Shares	Preferred
Michael H. Bulkin (1)	28,399	30,000	58,399	0
Sandra Austin Crayton (1)	12,612	30,000	42,612	0
Jennie S. Hwang (1)	11,751	20,000	31,751	0
James F. Kirsch (2)	158,500	97,500	256,000	0
William B. Lawrence (1)	8,177	25,000	33,177	0
Michael F. Mee (1)	15,122	22,500	37,622	0
Perry W. Premdas (1)	1,000	0	1,000	0
William J. Sharp (1)	20,949	30,000	50,949	0
Dennis W. Sullivan (1)	31,578	30,000	61,578	0
Alberto Weisser (1)	15,145	22,500	37,645	0

Officers Named in Summary Compensation Table
James C. Bays (2)	54,984	133,187	188,171	0
Thomas M. Gannon (2)	20,623	77,750	98,373	0
Michael J. Murry (2)	33,500	16,687	50,187	0
Barry D. Russell (2)	31,750	15,687	47,437	0
17 Directors and Executive Officers as a Group (3)	557,205	543,336	1,100,541	0

(1)	Shares reported above do not include 3,800 deferred stock units awarded to all non-executive Directors on February 6, 2007 or an additional 2,500 deferred stock units that were awarded to Mr. Lawrence on the same date in recognition of his past service as Chair of the Audit Committee. The shares reported also do not include 3,800 deferred stock units awarded Mr. Premdas on February 23, 2007, upon his election as a Director. The deferred stock units will be converted to common stock after a one-year vesting period and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death.

(2)	Shares reported above include 158,500, 44,750, 9,400, 33,100 and 31,750 shares awarded to Messrs. Kirsch, Bays, Gannon, Murry, and Russell, respectively, with regard to the 2004-2006, 2005-2007, 2006-2008 and 2007-2009 (all of which shares are subject to forfeiture under the former Performance Share Plan and/or the LTIP), but do not include 3,681, 2,504, 3,082, and 862 “phantom” shares held for the accounts of Messrs. Kirsch, Bays, Gannon and Murry, respectively, in the Supplemental Executive Defined Contribution Plan.

(3)	Shares reported above include 400,200 shares awarded to the executive officers with regard to the 2004-2006, 2005-2007, 2006-2008 and 2007-2009 (all of which shares are subject to forfeiture under the terms of the respective plans), but do not include 10,437 “phantom” shares held for the accounts of the executive officers in the Supplemental Executive Defined Contribution Plan.
     As a group, current Directors and officers have beneficial ownership of 2.51% of Ferro’s outstanding Common Shares. This percentage includes shares that would be issued if the Directors and officers exercised all stock options vested within 60 days after the record date for the Annual Meeting. None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.

Stock Ownership by Other Major Shareholders
     The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Shares or shares convertible into Common Shares.

		Percentage of
	Nature and Amount of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Shares

Mario J. Gabelli and related entities (1) One Corporate Center	5,970,662	13.8%
Rye, New York 10017	Common Shares

Wellington Management Company, LLP and related entities (2) 75 State Street	3,869,000	8.9%
Boston, Massachusetts 02109	Common Shares

Jeffrey L. Gendell and related entities (3) 55 Railroad Avenue	2,937,000	6.8%
Greenwich, Connecticut 06830 One Corporate Center	Common Shares

Dimensional Fund Advisors LP (4) 1299 Ocean Avenue Street	2,214,548	5.1%
Santa Monica, CA 90401	Common Shares

(1)	We obtained the information regarding share ownership from Schedule 13D/A filed January 29, 2007, by Mario J. Gabelli and related entities. Such reporting persons reported sole voting power as to 5,831,162 shares and sole dispositive power as to 5,970,662 shares as of January 26, 2007.

(2)	We obtained the information regarding share ownership from the Schedule 13G/A filed on February 14, 2007, by Wellington Management Company, LLP, which reported shared voting power as to 2,195,300 shares and shared dispositive power as to 3,831,600 shares as of December 31, 2006.

(3)	We obtained the information regarding share ownership from Schedule 13G filed February 13, 2007, by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C. and Jeffrey L. Gendell, which reported shared voting and dispostive power with respect to an aggregate of 2,937,000 shares.

(4)	We obtained the information regarding share ownership from the Schedule 13G filed on February 8, 2007, by Dimensional Fund Advisors LP. Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor or manager to four funds that own the shares and reported sole voting power as to 2,214,548 shares and sole dispositive power as to 2,214,548 shares as of December 31, 2006. Dimensional Fund Advisors LP; however, disclaims beneficial interest of the shares.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.
     To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2006 or with respect to such fiscal year, all Section 16(a) filing requirements were met.

SHAREHOLDER PROPOSALS FOR
THE 2008 ANNUAL MEETING
     Any shareholder who intends to present a proposal at the 2008 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than November 16, 2007.
     Any shareholder who intends to present a proposal at the 2008 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than January 31, 2008, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder has failed to submit the proposal by January 31, 2008.
SHAREHOLDER VOTING
     Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 3 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect three nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.
     Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention and non-votes are applicable.
MISCELLANEOUS
     Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., New York, New York, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, or by telephone. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 21, 2007.
     Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	James C. Bays,
Secretary
March 16, 2007

Note
     Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.641.8580.

FERRO CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone
Have your instruction card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-5300.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your instruction card in the postage-paid envelope provided
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 25, 2007 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your instruction card.
SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

BOX A	To Vote Shares of Company Stock
Allocated to Your Plan Account
è

BOX B	To Vote Uninstructed Shares of
Company Stock in the Plan
è

If you vote by mail, the instruction card below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION	Confidential Voting Instructions
The undersigned, a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan, to vote the shares of Company stock allocated to his or her Plan account at the 2007 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:
1.   ELECTION OF DIRECTORS
      Nominees for terms expiring in 2010:

(1)	Michael H. Bulkin	(2) Michael F. Mee	(3)	Perry W. Premdas

❑	FOR all nominees listed above		❑	WITHHOLD AUTHORITY
	(except as listed to the contrary below)			to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

Your voting instructions will be kept confidential. Under no circumstances will the Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.	Signature—Please sign exactly as your name appears above.
	Date:	, 2007

As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account. You also have the ability, acting as a Named Fiduciary under the Plan, to instruct JPMorgan Chase Bank to vote a pro rata portion of the shares of Company stock (based on the ratio of the amount of Company stock in your Plan account to the total amount of Company stock in the Plan for which instructions are received) allocated to other participants’ Plan accounts for which the Trustee does not receive voting instructions.
To direct the Trustee to vote the shares of Company stock allocated to your Plan account by mail, please sign this voting instruction card on the reverse side. To direct the Trustee to vote the shares of Company stock allocated to your Plan account by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box A.
To direct the Trustee to vote the uninstructed shares of Company stock in the Plan by mail, please sign this voting instruction card below. To direct the Trustee to vote the uninstructed shares of Company stock allocated to the Plan accounts of other participants by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box B.
If you vote by telephone or the Internet, please do not send your voting instruction card by mail.
ê Please fold and detach card at perforation before mailing. ê

FERRO CORPORATION	Confidential Voting Instructions
The undersigned, a participant, acting as a Named Fiduciary under the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2007 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows:

1.	ELECTION OF DIRECTORS Nominees for terms expiring in 2010:

	(1)	Michael H. Bulkin	(2) Michael F. Mee	(3)	Perry W. Premdas

	❑	FOR all nominees listed above		❑	WITHHOLD AUTHORITY
		(except as listed to the contrary below)			to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

Your voting instructions will be kept confidential. Under no circumstances will the	Signature—Please sign exactly as your name appears above.
Trustee or any of its agents disclose to Ferro Corporation or any other party how you voted.
	Date:	, 2007

FERRO CORPORATION
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

Vote by Telephone
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253-5300.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 27, 2007 to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

è

If you vote by mail, the proxy card below must be signed and dated.
ê Please fold and detach card at perforation before mailing. ê
FERRO CORPORATION
     This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2007
The undersigned shareholder of Ferro Corporation hereby appoints James C. Bays, Sallie B. Bailey and Suzanne K. Hanselman, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2007 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side.

Signature

Signature if held jointly

Date:	, 2007

NOTICE: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.
ê Please fold and detach card at perforation before mailing. ê

Ferro Corporation	Proxy
Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposal 1.

THE BOARD OF DIRECTORS RECOMMEND VOTES BE CAST FOR PROPOSAL 1.

1.	ELECTION OF DIRECTORS Nominees for terms expiring in 2010:

(1)	Michael H. Bulkin	(2) Michael F. Mee	(3)	Perry W. Premdas

❑	FOR all nominees listed above		❑	WITHHOLD AUTHORITY
	(except as listed to the contrary below)			to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE